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                                                                    Exhibit 23-1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Streamline.com, Inc. Form S-8 (File No. 333-87123), pertaining to the Amended and Restated 1993 Employee Option Plan, the Amended and Restated 1993 Director Option Plan and the 1999 Employee Stock Purchase Plan, of our report dated November 11, 1999, on our audits of the financial statements of Beacon Home Direct, Inc. as of December 31, 1997 and 1998 and for the years then ended incorporated by reference in this Form 8-K. It should be noted that we have not audited any financial statements of Beacon Home Direct, Inc. subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

                           /s/ Arthur Andersen LLP


Chicago, Illinois
January 19, 2000